Exhibit 3.1

DOCUMENT SCIENCES CORPORATION

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

Document Sciences Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:

A. The name of this Corporation, and the name under which it was originally incorporated, is Document Sciences Corporation.

B. The date of filing of this Corporation’s original Certificate of Incorporation with the Secretary of State of Delaware was October 18, 1991.

C. Pursuant to Sections 242 and 245 of the Delaware General Corporation Law, this Amended and Restated Certificate of Incorporation restates, integrates and amends the provisions of the Corporation’s Certificate of Incorporation as follows:

FIRST: The name of the Corporation is Document Sciences Corporation.

SECOND: The address of the Corporation’s registered office in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle, Delaware 19085. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The Corporation is authorized to issue two classes of stock to be designated respectively Common Stock and Preferred Stock. The total number of shares of all classes of stock which the Corporation has authority to issue is thirty-two million (32,000,000), consisting of thirty million (30,000,000) shares of Common Stock, $.001 par value (the “Common Stock”), and two million (2,000,000) shares of Preferred Stock, $.001 par value (the “Preferred Stock”). Upon the filing of this Amended and Restated Certificate of Incorporation, each one (1) share of Common Stock of the Corporation outstanding immediately prior to such filing shall be split up and converted into three (3) shares of Common Stock.

The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board). The Board of Directors is hereby authorized subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series of Preferred Stock, including without limitation authority to fix the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation of any such series of Preferred Stock.

The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series of Preferred Stock fixed by it subsequent to the issue of shares of each series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

FIFTH: The Corporation is to have perpetual existence.

SIXTH: The election of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

SEVENTH: The number of directors which constitute the whole Board of Directors of the Corporation shall be designated in the bylaws of the Corporation.

EIGHTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the bylaws of the Corporation.

NINTH: To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law. Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or adversely affect any right or protection of a director of the Corporation existing under this Article in respect of any act or omission occurring, or any cause of action, suit or claim that but for this Article would occur or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

TENTH: Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. A special meeting of the stockholders may be called at any time by the Board of Directors, or by the Chairman of the Board, or by the Chief Executive Officer, or by one or more stockholders holding shares in the aggregate entitled to cast not less than twenty percent (20%) of the votes of all shares of stock owned by stockholders entitled to vote at that meeting. Notices for meetings of stockholders shall be given in such manner as the bylaws shall provide.

ELEVENTH: The books of the Corporation may be kept (subject to any provision contained in the laws of the State of Delaware) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.

TWELFTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation.

IN WITNESS WHEREOF, Document Sciences Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Tony N. Domit, its President, and attested by Barbara E. Amantea, its Secretary, this 9th day of August 1996, each hereby declaring and certifying, under penalties of perjury, that the facts herein stated are true.

DOCUMENT SCIENCES CORPORATION

/s/ TONY N. DOMIT
Tony N. Domit, President

Attested:

/s/ BARBARA E. AMANTEA
Barbara E. Amantea, Secretary

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